UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2012

GREENHUNTER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33893	20-4864036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Texan Trail GRAPEVINE, TEXAS		76051
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 410-1044

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, LLC, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC. Hunter Disposal owns three fully operational commercial salt water disposal (SWD) wells and associated facilities located in Washington County, Ohio and Lee County, Kentucky. The total purchase price for this acquisition was approximately $8.8 million. The consideration paid included a combination of cash, GreenHunter Energy restricted common stock, GreenHunter Energy 10% cumulative preferred stock, and a promissory note due to the Seller.

The assets acquired also included a fleet of nine (9) water hauling vacuum trucks, and 37 frac tanks (500 barrel capacity each). Total current salt water disposal capacity is 9,000 barrels per day (BBL/D), of which 6,000 BBL/D is from two wells located in Ohio and approximately 3,000 BBL/D is from one well located in Kentucky. Due to the strong demand for SWD services in the Marcellus and the evolving Utica Shale plays, utilization rates at the Ohio facility have been at or near 100% capacity for the last several months. Nearly all of the daily capacity in Ohio has been reserved under multiple disposal capacity contracts with major oil & gas companies and large independents active in the region—these capacity contracts also typically contain rights for Hunter Disposal to provide fluid transportation trucking on a first-call basis.

Triad Hunter LLC, the sole member of Hunter Disposal, LLC, is a wholly owned subsidiary of Magnum Hunter Resources Corporation. Gary C. Evans, the Chairman and CEO of the Company, is also the Chairman and CEO of Magnum Hunter Resources Corporation. The terms and conditions of the equity purchase agreement between the parties were approved by the audit committee or an independent special committee for each party.

Item 3.02 Unregistered Sales of Equity Securities

As part of the consideration, at the closing, the Company issued 1,846,722 common shares equal in value to $2.2 million and 22,000 shares of 10% Series C Cumulative Preferred Stock (the “Series C Preferred Shares”) equal in value to $2.2 million. Pursuant to the Certificate of Designation for the Preferred Stock (the “Certificate of Designation”), the Series C Preferred Shares are entitled to dividends at a rate of 10% per annum payable monthly and has a liquidation preference of $100 per share. On and after three years from the date of issuance of the Series C Preferred Shares, the Company may redeem the Series C Preferred Shares, in whole at any time or from time to time in part, at the option of the Company, for cash, at a redemption price of $100.00 per Series C Preferred Share, plus accrued and unpaid dividends. The Series C Preferred Shares have no voting rights except in certain limited circumstances.

The transactions described below was conducted in reliance upon the available exemptions from the registration requirements of the Securities Act of 1933 under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission which relates to transactions exempt from registration under the Securities Act of 1933.

The foregoing description of the terms of the Series C Preferred Shares is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed with this Current Report on Form 8-K as Exhibit 3.1.

Item 5.03. Amendments to Articles of Incorporation.

The description of the Certificate of Designation set forth above under Item 3.02 is incorporated herein by reference.

On February 14, 2012, the Company filed the Certificate of Designation with the Secretary of State of the State of Delaware. The Certificate of Designation is filed herewith as Exhibit 3.1 and is incorporated by reference into this Item 5.03.

Item 8.01. Other Events.

On February 21, 2012, the Company issued a press release announcing the consummation of the acquisition, a copy of which is filed with this Current Report on Form 8-K as Exhibit 99.1.

The historic and pro forma financial statements required by Item 9.01 will be timely filed in a subsequent Current Report on Form 8-K or another filing pursuant to the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

To be filed no later than 71 days from the date of this report.

(b) Pro Forma Financial Information.

To be filed no later than 71 days from the date of this report.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Exhibit Title

2.1	Equity Purchase Agreement between Triad Hunter LLC and GreenHunter Energy, Inc., dated February 17, 2012

3.1	Certificate of Designations for 10% Series C Cumulative Preferred Stock

99.1	Press Release dated February 21, 2012 announcing the acquisition Appalachian commercial water disposal facilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENHUNTER ENERGY, INC.

Date: February 21, 2012	By:	/s/ Morgan F. Johnston
Name: Morgan F. Johnston
Title: Sr. VP, General Counsel and Secretary

Exhibit Number	Exhibit Title

2.1	Equity Purchase Agreement between Triad Hunter LLC and GreenHunter Energy, Inc., dated February 17, 2012

3.1	Certificate of Designations for 10% Series C Cumulative Preferred Stock

99.1	Press Release dated February 21, 2012 announcing the acquisition Appalachian commercial water disposal facilities.